EXHIBIT 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

SECOND QUARTER 2012 RESULTS

FAIRLAWN, OHIO, June 27, 2012 –

•	For the second quarter, the Company reported income from continuing operations of $6.9 million or $0.15 per diluted share.

•	Adjusted Income from Continuing Operations for the second quarter was $7.3 million or $0.16 per diluted share as compared to $8.4 million or $0.18 per diluted share last year (See Tables B and C).

•	Gross profit margins improved to 19.5%, as compared to 19.3% in the second quarter of 2011 despite significantly higher raw material costs.

•	Net Debt declined by $10.5 million during the quarter, with a year-to-date reduction of $31.9 million (See Table D).

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $6.9 million, or $0.15 per diluted share, for the second quarter ended May 31, 2012. Net income for the second quarter was $7.0 million or $0.15 per diluted share.

“The second quarter 2012 financial results were solid, considering the weak global economy and higher raw material costs. The Company continued to generate positive cash flow during the quarter and increased our cash balances $9 million to over $133 million. In the second quarter, raw material costs, especially butadiene, increased significantly versus the first quarter of 2012 and the second quarter of 2011. However, as we enter the third quarter, raw material prices are declining as a result of improved supply and a weaker global economy,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

- more -

OMNOVA Add 1

“Our results reflect the fundamental improvements we have made to our Company, including our globalization initiatives, expansion of our specialty chemicals capability through the ELIOKEM acquisition and the repositioning of our Decorative Products segment to be a positive contributor after the divestitures of our wallcovering businesses. Indicative of this progress, OMNOVA Solutions has increased its year-to-date gross profit by almost 8%, to $120.9 million, despite weak demand and volatile raw materials,” said McMullen.

Consolidated Results for the Second Quarter Ending May 31, 2012

Net sales decreased $5.3 million, or 1.7%, to $307.5 million for the second quarter of 2012, compared to $312.8 million for the second quarter of 2011. The sales decrease was driven by a volume decline of $21.1 million and unfavorable currency translation effects of $3.5 million, which was partially offset by improved pricing of $19.3 million to cover higher raw material costs.

Gross profit in the second quarter of 2012 decreased slightly to $60.0 million, compared to $60.4 million in the second quarter of 2011, despite lower volumes. Raw material costs increased $13.5 million in the second quarter versus the same period last year. Gross profit margins in the second quarter of 2012 were 19.5%, compared to margins of 19.3% in the second quarter of 2011.

Selling, general and administrative expense (SG&A) in the second quarter of 2012 was $32.2 million, or 10.5% of sales, compared to $28.4 million, or 9.1% of sales, in the second quarter of 2011. The increase was due to higher employee benefit and information technology costs.

Interest expense in the second quarter of 2012 was $9.5 million, a decrease of $0.1 million from the second quarter of 2011.

Income tax expense was $2.9 million, a 29.6% effective income tax rate for the second quarter of 2012, compared to income tax expense of $4.1 million, or a 35.3% effective tax rate in the second quarter of 2011. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $124.8 million of U.S. federal net operating loss carryforwards and $109.1 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

Net income for the second quarter was $7.0 million, or $0.15 per diluted share, compared to $6.2 million, or $0.14 per diluted share for the second quarter of 2011. This included income from discontinued operations of $0.1 million for the second quarter of 2012, compared to a loss of $1.3 million or a loss of $0.02 per diluted share in the second quarter of 2011. Income from continuing operations for the second quarter of 2012 was $6.9 million or $0.15 per diluted share, compared to $7.5 million or $0.16 per diluted share for the second

- more -

OMNOVA Add 2

quarter of 2011. Adjusted Income From Continuing Operations (which excludes certain non-recurring expense items detailed in Tables B and C) was $7.3 million, or $0.16 per diluted share for the second quarter of 2012 compared to Adjusted Income From Continuing Operations of $8.4 million or $0.18 per diluted share in the second quarter of 2011. The decline in operating performance was due to lower volumes.

As of May 31, 2012, the Company’s debt of $454.3 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $197.0 million maturing in 2017 and $8.8 million of foreign operations borrowing. The Company increased its strong liquidity position as consolidated cash grew $9.3 million since the end of the first quarter of 2012 to $133.4 million. Also, on May 31, 2012, there were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility, and the available borrowing capacity was $90.1 million.

Net Debt declined $10.5 million during the second quarter of 2012 to $324.6 million. The Net Leverage Ratio (Net Debt / EBITDA) as calculated in the Company’s Credit Agreement, improved to 2.74x at May 31, 2012, compared to 3.12x on November 30, 2011 (see Table D). Year-to-date, Net Debt has decreased by $31.9 million.

Discontinued Operations

As part of the Company’s strategy to focus on businesses with greater global growth potential, the Company has divested its commercial wallcovering businesses.

On December 12, 2011, the Company completed the sale of its North American commercial wallcovering business and received divestiture proceeds of $10.0 million along with the potential for future royalty payments. The Company anticipates that it will continue to operate the plant in Columbus, Mississippi through the remainder of the year while transitioning the wallcovering production to the North American purchaser.

Early in the second quarter of 2012, the Company divested its U.K.-based wallcovering business for approximately $6.2 million in cash and notes.

These businesses were classified as discontinued operations at the end of 2011.

Performance Chemicals Second Quarter 2012 Results

Net sales during the second quarter of 2012 decreased $7.6 million or 3.1% to $237.9 million, compared to $245.5 million in the second quarter of 2011. Sales decreased due to volume declines of 8.7% and unfavorable foreign currency translation effects of $3.8 million which were partially offset by positive pricing of $17.5 million to cover higher raw material costs. For the second quarter of 2012, Performance Chemicals generated Adjusted Segment Operating Profit

- more -

OMNOVA Add 3

of $23.4 million, compared to Adjusted Segment Operating Profit of $24.2 million in the second quarter of 2011 (see Table A). Adjusted Segment Operating Profit declined primarily due to the lower volumes.

The Adjusted Segment Operating Profit margin was 9.8% for the second quarter of 2012, compared to the Adjusted Segment Operating Profit margin of 9.9% in the second quarter of 2011.

Specialty Chemicals sales were $147.4 million for the second quarter of 2012 as compared to $150.9 million for the second quarter of 2011, driven by lower European volumes, which were partially offset by increased global sales in vinyl pyridine latex, oil and gas drilling chemicals, and nonwoven polymers. Continuing progress was made in obtaining customer approvals for specialty latex products produced at OMNOVA’s new plant in Caojing, China.

Paper and Carpet Chemicals sales were $90.5 million for the second quarter of 2012 as compared to $94.6 million for the second quarter of 2011, and were impacted by lower year-over-year volumes in both markets. Actions continue to be focused on higher performance and more sustainable product solutions, such as bio-based co-polymer hybrid chemistry, to deliver greater customer value.

Decorative Products Second Quarter 2012 Results

Net sales were $69.6 million during the second quarter of 2012, an increase of $2.3 million or 3.4%, compared to the second quarter of 2011. Sales improved for both coated fabrics and laminates while performance films declined. Adjusted Segment Operating Profit was $1.9 million in the second quarter of 2012, compared to Adjusted Segment Operating Profit of $1.7 million for the second quarter of 2011 (see Table A). The improvement is related primarily to favorable mix and improved productivity.

Coated Fabrics global sales were $33.2 million, up $2.1 million or an increase of 6.8%. Sales increased in core coated fabric product lines of transportation and contract upholstery. Decorative Products received follow-up orders for a recently awarded public mass transit seating application in North America. Additionally, the Company’s Thailand operation had strong growth in the quarter driven by new automotive business in Asia and increased demand for exports to North America.

- more -

OMNOVA Add 4

Laminates and Performance Films sales were $36.4 million, an increase of $0.2 million. Laminate sales increased over 10%, driven by stronger volume in furniture, flooring and retail store fixture products, while performance film product line sales declined. During the quarter, the Company received new laminate orders from a large national retailer for store fixture and display applications.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, June 28, 2012, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, July 19, 2012. A telephone replay will also be available beginning at 1:00 p.m. EDT on June 28, 2012, and ending at 11:59 p.m, ET on July 19, 2012. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 249434.

- more -

Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2012	2011	2012	2011
Performance Chemicals
Paper and Carpet Chemicals	$90.5	$94.6	$177.0	$181.7
Specialty Chemicals	147.4	150.9	279.3	276.6

Total Performance Chemicals	$237.9	$245.5	$456.3	$458.3

Decorative Products
Coated Fabrics	$33.2	$31.1	$63.3	$60.0
Laminates and Performance Films	36.4	36.2	63.8	66.4

Total Decorative Products	69.6	67.3	127.1	126.4

Total Net Sales	$307.5	$312.8	$583.4	$584.7

Segment Operating Profit
Performance Chemicals	$23.4	$23.9	$49.1	$45.3
Decorative Products	1.3	1.4	3.8	.4
Interest expense	(9.5)	(9.6)	(19.0)	(18.9)
Corporate expense	(5.4)	(3.3)	(9.9)	(7.4)
Acquisition and integration related expense	—	(.8)	—	(2.7)
Deferred financing fees write-off	—	—	—	(1.0)

Income From Continuing Operations Before Income Taxes	9.8	11.6	24.0	15.7
Income tax expense	2.9	4.1	6.4	6.7

Income from continuing operations	6.9	7.5	17.6	9.0
Income (Loss) from discontinued operations, net of tax	.1	(1.3)	2.9	(1.8)

Net Income	$7.0	$6.2	$20.5	$7.2

Depreciation and amortization	$8.1	$8.3	$16.1	$16.4
Capital expenditures	$6.5	$5.9	$10.1	$10.7

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/EBITDA) calculation. EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A

Adjusted Segment Operating Profit Reconciliation

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2012	2011	2012	2011
Performance Chemicals Segment Operating Profit	$23.4	$23.9	$49.1	$45.3
Restructuring and severance	—	.3	—	1.0
Fair value adjustment to ELIOKEM inventory	—	—	—	2.7

Total adjustments to Performance Chemicals’ segment operating profit	—	.3	—	3.7

Performance Chemicals’ Adjusted Segment Operating Profit	$23.4	$24.2	$49.1	$49.0

Decorative Products Segment Operating Profit	$1.3	$1.4	$3.8	$.4
Restructuring and severance and other	.6	.3	1.0	.4

Total adjustments to Decorative Products’ segment operating profit	.6	.3	1.0	.4

Decorative Products’ Adjusted Segment Operating Profit	$1.9	$1.7	$4.8	$.8

TABLE B

Adjusted Income From Continuing Operations Reconciliation

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2012	2011	2012	2011
Income From Continuing Operations	$6.9	$7.5	$17.6	$9.0
Performance Chemicals segment operating profit adjustments per Table A	—	.3	—	3.7
Decorative Products segment operating profit adjustments per Table A	.6	.3	1.0	.4
Acquisition and integration related expense	—	.8	—	2.7
Deferred financing fees write-off	—	—	—	1.0
Additional income tax expense(1)	(.2)	(.5)	(.3)	(2.6)
Tax expense for liquidation of foreign subsidiary	—	—	—	1.1
Tax benefit from foreign tax election	—	—	(1.0)	—

Adjusted Income From Continuing Operations	$7.3	$8.4	$17.3	$15.3

(1)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the excluded items using the Company’s current estimated effective tax rate.

TABLE C

Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars)	2012	2011	2012	2011
Diluted Earnings Per Share From Continuing Operations	$.15	$.16	$.38	$.20
Performance Chemicals segment operating profit adjustments per Table A	—	—	—	.08
Decorative Products segment operating profit adjustments per Table A	.01	.01	.02	.01
Acquisition and integration related expense	—	.02	—	.06
Deferred financing fees write-off	—	—	—	.02
Additional income tax expense	—	(.01)	(.01)	(.05)
Tax expense for liquidation of foreign subsidiary	—	—	—	.02
Tax benefit from foreign tax election	—	—	(.02)	—

Total Earnings Per Share Impact of Adjusted Items	.01	.02	(.01)	.14

Adjusted Diluted Earnings Per Share From Continuing Operations	$.16	$.18	$.37	$.34

Non-GAAP and Other Financial Measures (Continued)

TABLE D

Net Leverage Ratio Calculation

(Dollars in millions)	LTM* 2012		Year-End 2011
Income from continuing operations	$25.6		$16.7
Interest expense	35.5		35.3
Amortization of deferred financing costs	2.7		2.7
Income tax	13.1		13.4
Depreciation and amortization	33.3		33.5

EBITDA	$110.2		$101.6
Restructuring and severance	1.2		2.2
Asset impairments	3.5		3.1
Non-Cash stock compensation	3.9		3.6
Other	(.4)		3.7

Adjusted EBITDA	$118.4		$114.2

Net Debt Reconciliation	LTM* 2012		Year-End 2011
Total debt	$458.0		$459.6
Less cash	(133.4)		(103.1)

Net Debt	$324.6		$356.5

Adjusted EBITDA	$118.4		$114.2
Net Debt/Adjusted EBITDA	2.74	x	3.12	x

*	LTM: Last Twelve Months Through May 31, 2012

OMNOVA Add 8

This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated

- more -

OMNOVA Add 9

with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet, pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; stock price volatility; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve months ending May 31, 2012 of $1.2 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

# # #

OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net Sales	$307.5	$312.8	$583.4	$584.7
Cost of goods sold	247.5	252.4	462.5	472.3

Gross Profit	60.0	60.4	120.9	112.4

Selling, general and administrative	32.2	28.4	61.7	55.7
Depreciation and amortization	8.1	8.3	16.1	16.4
Asset impairment	.5	—	.5	—
Restructuring and severance	—	.5	.4	1.3
Interest expense	9.5	9.6	19.0	18.9
Deferred financing fees write-off	—	—	—	1.0
Acquisition and integration related expense	—	.8	—	2.7
Other expense (income), net	(.1)	1.2	(.8)	.7

	50.2	48.8	96.9	96.7

Income From Continuing Operations Before Income Taxes	9.8	11.6	24.0	15.7
Income tax expense	2.9	4.1	6.4	6.7

Income From Continuing Operations	6.9	7.5	17.6	9.0

Discontinued Operations
Income (Loss) from discontinued operations (net of tax)	.1	(1.3)	(3.1)	(1.8)
Gain on sale of discontinued operations (net of tax)	—	—	6.0	—

Total discontinued operations	.1	(1.3)	2.9	(1.8)

Net Income	$7.0	$6.2	$20.5	$7.2

Income Per Share
Basic
Basic income from continuing operations per share	$.15	$.17	$.38	$.20
Basic income (loss) from discontinued operations per share	—	(.03)	.07	(.04)

Basic Net Income Per Share	$.15	$.14	$.45	$.16

Diluted
Diluted income from continuing operations per share	$.15	$.16	$.38	$.20
Diluted income (loss) from discontinued operations per share	—	(.02)	.07	(.04)

Diluted Net Income Per Share	$.15	$.14	$.45	$.16

OMNOVA SOLUTIONS INC.

Consolidated Statements of Financial Position

(Dollars in millions, except per share amounts)

	May 31,	November 30,
	2012	2011
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$127.9	$98.9
Restricted cash	5.5	4.2
Accounts receivable, net	166.9	163.2
Inventories	104.3	84.5
Prepaid expenses and other	4.0	3.9
Deferred income taxes – current	6.2	6.5
Assets held for sale – current	—	16.6

Total Current Assets	414.8	377.8

Property, plant and equipment, net	213.1	220.8
Trademarks and other intangible assets, net	81.8	87.5
Goodwill	84.9	88.0
Deferred income taxes - non-current	68.7	69.1
Deferred financing fees	12.4	13.6
Other assets	11.7	8.3

Total Assets	$887.4	$865.1

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$10.8	$11.3
Accounts payable	123.3	108.5
Accrued payroll and personal property taxes	14.5	16.8
Employee benefit obligations	2.2	2.2
Deferred income taxes – current	.1	.1
Accrued interest	1.9	1.8
Other current liabilities	15.5	7.3
Liabilities held for sale – current	.6	8.5

Total Current Liabilities	168.9	156.5

Senior notes	250.0	250.0
Long-term debt – other	193.5	194.3
Postretirement benefits other than pensions	7.7	7.8
Pension liabilities	88.6	91.5
Deferred income taxes - non-current	25.9	28.3
Other liabilities	15.8	15.0

Total Liabilities	750.4	743.4

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 47.0 million and 46.1 million shares issued at May 31, 2012 and November 30, 2011, respectively	4.7	4.6
Additional contributed capital	328.7	324.9
Retained deficit	(94.3)	(114.8)
Treasury stock at cost; .4 million shares at May 31, 2012 and November 30, 2011	(2.9)	(2.7)
Accumulated other comprehensive loss	(99.2)	(90.3)

Total Shareholders’ Equity	137.0	121.7

Total Liabilities and Shareholders’ Equity	$887.4	$865.1